Exhibit 10.2

NINTH AMENDMENT TO LEASE
THIS NINTH AMENDMENT TO LEASE (this “Ninth Amendment”) is made as of May 31, 2018, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and FLUIDIGM CORPORATION, a Delaware corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of September 14, 2010, as amended by that certain First Amendment to Lease dated as of September 22, 2010, as further amended by that certain letter agreement dated August 2, 2012, as further amended by that certain Second Amendment to Lease dated as of April 9, 2013 (the “Second Amendment”), as further amended by that certain Third Amendment to Lease dated as of June 25, 2013 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Lease dated as of June 4, 2014 (the “Fourth Amendment”), as further amended by that certain Fifth Amendment to Lease dated as of September 15, 2014, as further amended by that certain Sixth Amendment to Lease dated as of December 8, 2015 (the “Sixth Amendment”), as further amended by that certain Seventh Amendment to Lease dated as of March 23, 2017, as further amended by that certain Eighth Amendment to Lease dated August 2, 2017 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 81,477 rentable square feet (“Premises”) in a building located at 7000 Shoreline Court, South San Francisco, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, reflect the surrender of a portion of the Premises consisting of approximately 7,340 rentable square feet, as shown on Exhibit A attached hereto (the “Surrender Premises”) as of May 31, 2018 (the “Surrender Date”). The Surrender Premises is a portion of the Premises that was originally identified as the Second Expansion Premises in the Fourth Amendment.
C.    On the Surrender Date, Tenant is concurrently terminating its sublease dated April 18, 2017 (the “Sublease”) for a portion of the Premises, including the Surrender Premises, to Vir Biotechnology, Inc. (“Vir”).
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Surrender of Surrender Premises. The Lease with respect to the Surrender Premises shall terminate as provided for in the Lease on the Surrender Date. Tenant shall voluntarily surrender the Surrender Premises on such date in accordance with all surrender requirements contained in the Lease and in the condition in which Tenant is required to surrender the Premises as of the expiration of the Lease. Tenant shall not be required to remove any of the existing permanent alterations or improvements in the Surrender Premises prior to the Surrender Date. From and after the Surrender Date, Tenant shall have no further rights of any kind with respect to the Surrender Premises. Notwithstanding the foregoing, those provisions of the Lease which, by their terms, survive the termination of the Lease shall survive the surrender of the Surrender Premises and termination of the Lease with respect to the Surrender Premises as provided for herein. Nothing herein shall excuse Landlord or Tenant from its obligations under the Lease with respect to the Surrender Premises prior to the Surrender Date. Landlord hereby consents to the termination of the Sublease.
2.    Definition of Premises. Commencing on June 1, 2018, the defined terms “Premises” and “Rentable Area of Premises” on Page 1 and Page 2 of the Lease, respectively, are deleted in their entirety and replaced with the following:

“Premises: That portion of the Project, containing approximately 74,137 rentable square feet (“RSF”), consisting of (i) approximately 29,228 rentable square feet (the “Original Premises”), (ii) approximately 19,177 rentable square feet (“Expansion Premises”), (iii) approximately 6,048 rentable square feet (“Second Expansion Premises”), (iv) approximately 8,903 rentable square feet (“Third Expansion Premises”), and (v) approximately 10,781 rentable square feet (“Fourth Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”
“Rentable Area of Premises: 74,137 RSF”
Commencing on June 1, 2018, Exhibit A of the Lease shall be amended to delete the Surrender Premises.
3.    Lease Modification Payment. Landlord shall, on or before the date that is ten (10) business days following the date of this Ninth Amendment, deliver to Tenant funds in the amount of $200,895.00 (“Lease Modification Payment”), as consideration for Tenant’s agreement to enter into this Ninth Amendment and to surrender the Surrender Premises as of the Surrender Date. Notwithstanding anything to the contrary contained herein, if Tenant does not surrender the Surrender Premises in the condition otherwise required in Section 1 above on or before the Surrender Date, then the Lease Modification Payment shall be decreased by an amount equal to $285.97 for each day following the Surrender Date until such date as Tenant surrenders the Surrender Premises in the condition required in Section 1 above.
4.    Base Rent. Tenant shall continue to pay Base Rent for the entire Premises (including the Surrender Premises) as provided under the Lease through the Surrender Date. Commencing on June 1, 2018, Tenant shall no longer be required to pay Base Rent with respect to the Surrender Premises.
5.    Tenant’s Share of Operating Expenses. Commencing on June 1, 2018, Tenant’s Share of Operating Expenses payable by Tenant under the Lease shall be decreased by an amount equal to 5.38% and Tenant no longer be required to pay Operating Expenses with respect to the Surrender Premises, and commencing on June 1, 2016, the total Tenant’s Share of Operating Expenses which shall be payable by Tenant under the Lease shall be equal to 54.36%.
6.    Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”), in connection with the transaction reflected in this Ninth Amendment, other than Savills Studley and Newmark Knight Frank. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction. Tenant hereby acknowledges that Landlord shall not be obligated to pay either Savills Studley or Newmark Knight Frank any commission or other form of compensation due to this Ninth Amendment and Tenant shall indemnify, defend and hold Landlord harmless from either Savills Studley or Newmark Knight Frank demanding a commission or other form of compensation as a result of this Ninth Amendment.
7.    OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U S. person is prohibited from conducting business under the OFAC Rules.

8.    Extension Right. For the avoidance of doubt, the parties confirm that the Tenant’s Extension Right pursuant to Section 39 of the Lease (as amended by the Second Amendment) shall remain in effect with respect to the remaining Premises (as defined in Section 2 above).
9.    Miscellaneous.
a.    This Ninth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Ninth Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.    This Ninth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.
c.    This Ninth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Ninth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
d.    Except as amended and/or modified by this Ninth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Ninth Amendment. In the event of any conflict between the provisions of this Ninth Amendment and the provisions of the Lease, the provisions of this Ninth Amendment shall prevail. Whether or not specifically amended by this Ninth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Ninth Amendment.
[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Ninth Amendment as of the day and year first above written.
LANDLORD:    ARE-SAN FRANCISCO NO. 17, LLC,
a Delaware limited liability company
By:    ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
    a Delaware limited partnership,
    managing member
By:    ARE-QRS CORP., a Maryland     corporation,
        general partner
By: /s/ Eric S. Johnson
Its: Senior Vice President RE Legal Affairs
TENANT:        FLUIDIGM CORPORATION,
a Delaware corporation
By: /s/ Stephen Christopher Linthwaite
Its: President and Chief Executive Officer

EXHIBIT A
Surrender Premises